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                                                                 Exhibit 10-E(4)



           Fourth Amendment to Dana Corporation 1997 Stock Option Plan

         The following language is added to the end of Section 10(a) of the Plan, effective October 20, 1998:

         "Notwithstanding anything contained in this Section 10(a) or elsewhere in the Plan to the contrary, the Committee can choose, in its absolute discretion, to permit an Optionee whose employment is involuntarily terminated (other than for cause) to exercise any then-outstanding option to purchase shares of Stock or to exercise any then-outstanding stock appreciation right for up to two years following the Optionee's termination of employment (but not beyond the ten-year term of the option). Only those Optionees whose names appear on a listing maintained by the Secretary to the Committee shall be entitled to have the exercise period on their options so extended."